Exhibit 10.1

REORGANIZATION AGREEMENT

Dated as of [          ], 2019

Schedule A – Founder Members

Schedule B – Non-Founder Members

Exhibit A – Form of Class B Common Stock subscription letter

Exhibit B – Form of Class C Common Stock subscription letter

Exhibit C – Form of Common Unit Redemption Agreement

Exhibit D – Form of Common Unit Subscription Agreement

i

REORGANIZATION AGREEMENT

THIS REORGANIZATION AGREEMENT (this “Agreement”), dated as of _____, 2019, by and among Greenlane Holdings, Inc., a Delaware corporation (“Pubco”), Greenlane Holdings, LLC, a Delaware limited liability company (the “Company”), and the members of the Company listed on the signature pages hereto (each a “Member” and collectively, the “Members”).

RECITALS

WHEREAS, the Board of Directors of Pubco (the “Board”) has determined to effect an underwritten initial public offering (the “IPO”) of Pubco’s Class A Common Stock (as defined below);

WHEREAS, the parties hereto desire to effect the Transactions (as defined below) in contemplation of the IPO; and

WHEREAS, in connection with the IPO, the applicable parties hereto intend to enter into the Transactions.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Class A Common Stock” shall mean Class A Common Stock, par value $0.01 per share, of Pubco, having the rights set forth in the Amended and Restated Certificate of Incorporation.

“Class B Common Stock” shall mean Class B Common Stock, par value $0.0001 per share, of Pubco, having the rights set forth in the Amended and Restated Certificate of Incorporation.

“Class C Common Stock” shall mean Class C Common Stock, par value $0.0001 per share, of Pubco, having the rights set forth in the Amended and Restated Certificate of Incorporation.

“Common Unit” shall mean a Common Unit of the Company, having the rights set forth in the Amended and Restated Operating Agreement.

“Convertible Notes” shall mean the $48.25 million aggregate principal amount of the Company’s Convertible Promissory Notes that were issued pursuant to the Note Purchase Agreement dated as of December 21, 2018 among the Company and the investors named therein.

“Effective Time” means the date and time on which the Registration Statement becomes effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Certificate of Incorporation” means the Certificate of Incorporation of Pubco, as filed with the Secretary of State of the State of Delaware on May 2, 2018.

“Existing Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of February 20, 2018, as amended by Amendment No. 1 to the Second Amended and Restated Limited Liability Company Operating Agreement effective December 19, 2018, by the Members as the sole members of the Company.

“Founder Members” means the Members listed on Schedule A to this Agreement.

“IPO Closing” means the initial closing of the sale of the Class A Common Stock in the IPO.

“IPO Price Per Share” means the per share public offering price for the Class A Common Stock.

“Non-Founder Members” means the Members listed on Schedule B to this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Pricing” means such date and time as the Board or the pricing committee thereof determines to price the IPO.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-______) filed by Pubco under the Securities Act with the SEC to register the IPO.

“Reorganization Documents” means the Amended and Restated Certificate of Incorporation, the Amended and Restated By-laws, the Amended and Restated Operating Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the 2019 Equity Incentive Plan and all other agreements and documents entered into in connection with the Transactions.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

1.2 Terms Defined Elsewhere in this Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2019 Equity Incentive Plan	2.2(c)
Agreement	Preamble
Amended and Restated Bylaws	2.1(b)
Amended and Restated Certificate of Incorporation	2.1(a)
Amended and Restated Operating Agreement	2.1(c)
Board	Recitals
Common Unit Redemption Agreement	2.2(d)
Common Unit Subscription Agreement	2.2(e)
Company	Preamble
e-mail	4.3
IPO	Recitals
Proceeds	2.2(e)
Pubco	Preamble
Registration Rights Agreement	2.2(a)
Reorganization Transactions	2.1
Tax Receivable Agreement	2.2(e)
Transactions	2.2(b)

1.3 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Reorganization Documents referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Article II
THE REORGANIZATION

2.1 Reorganization Transactions. Subject to the terms and conditions hereinafter set forth, and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, the parties hereto shall take the actions described in this Section 2.1 (each, a “Reorganization Transaction” and, collectively, the “Reorganization Transactions”), which shall be effective as of immediately after the Effective Time:

(a) Filing of Amended and Restated Certificate of Incorporation. Pubco shall adopt and file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of Pubco, substantially in the form filed as Exhibit 3.1 to the Registration Statement (the “Amended and Restated Certificate of Incorporation”).

(b) Adoption of Amended and Restated By-laws. The Board shall adopt amended and restated by-laws of Pubco, substantially in the form filed as Exhibit 3.2 to the Registration Statement (the “Amended and Restated By-laws”).

(c) Adoption of Amended and Restated Operating Agreement. The Company and the Members shall execute and deliver the Third Amended and Restated Operating Agreement of the Company, substantially in the form filed as Exhibit 10.3 to the Registration Statement (the “Amended and Restated Operating Agreement”).

(d) Issuance of Class B Common Stock to Non-Founder Members. In connection with the filing of the Amended and Restated Certificate of Incorporation, each of the Non-Founding Members shall execute and deliver to Pubco a subscription letter substantially in the form of Exhibit A hereto to subscribe for and purchase for a purchase price of $0.0001 per share, the number of shares of Class B Common Stock set forth opposite the name of each Non-Founder Member on Schedule B hereto, and Pubco shall accept such subscriptions and agree to issue such shares to the Non-Founder Members at the effective time of the Amended and Restated Operating Agreement.

(e) Issuance of Class C Common Stock to Founder Members. In connection with the filing of the Amended and Restated Certificate of Incorporation, each of the Founder Members shall execute and deliver to Pubco a subscription letter substantially in the form of Exhibit B hereto to subscribe for and purchase for a purchase price of $0.0001 per share, the number of shares of Class C Common Stock set forth opposite the name of each Founder Member on Schedule A hereto, and Pubco shall accept such subscriptions and agree to issue such shares to the Founder Members at the effective time of the Amended and Restated Operating Agreement.  At the time of issuance of the shares of Class C Common Stock to the Founder Members, all of the issued and outstanding common stock of Pubco, if any, held by the Founder Members pursuant to the Existing Certificate of Incorporation shall be cancelled.

2.2 Other Transactions. Simultaneously with the Reorganization Transactions set forth above, the parties hereto shall, in connection therewith, take the following actions described in this Section 2.2 and the IPO (together with the Reorganization Transactions, the “Transactions” and each a “Transaction”):

(a) Registration Rights Agreement. In connection with the issuance of Class B Common Stock, Class C Common Stock and Common Units to the Members as provided in Section 2.1, the Members, the Company and Pubco shall enter into that certain Registration Rights Agreement, substantially in the form filed as Exhibit 10.2 to the Registration Statement (the “Registration Rights Agreement”).

(b) Tax Receivable Agreement. In connection with the issuance of Class B Common Stock, Class C Common Stock and Common Units to the Members as provided in Section 2.1, Pubco and the Members shall enter into that certain Tax Receivable Agreement, substantially in the form filed as Exhibit 10.4 to the Registration Statement (the “Tax Receivable Agreement”).

(c) 2019 Equity Incentive Plan. Pubco shall adopt, and each of the Members, as stockholders of Pubco hereby approve, the 2019 Greenlane Holdings, Inc. Equity Incentive Plan, substantially in the form filed as Exhibit 10.9 to the Registration Statement (the “2019 Equity Incentive Plan”).

(d) Redemption of Common Units of Members in IPO.  Each of the Members shall agree to redeem the number of Common Units necessary to meet such Member’s obligations for the sale of Class A Common Stock pursuant to the Underwriting Agreement, including shares of Common Stock to be sold upon the exercise of the underwriters’ over-allotment option,  and Pubco shall agree to issue and deliver shares of Class A Common Stock upon such redemptions, each pursuant to the terms of the Common Unit Redemption Agreement dated as of the date hereof, among the Members, the Company and Pubco substantially in the form of Exhibit C hereto (the “Common Unit Redemption Agreement”).

(e) Issuance of Common Units to Pubco.  Pubco shall use the net proceeds (after payment of all underwriting discounts and commissions in connection with the IPO) from the sale by Pubco of Class A Common Stock in the IPO (the “Proceeds”) to purchase from the Company pursuant to the terms of the Common Unit Subscription Agreement dated the date hereof, between the Company and Pubco, substantially in the form of Exhibit D hereto (the “Common Unit Subscription Agreement”), a number of Common Units equal to the number of shares of Class A Common Stock sold by Pubco in the IPO. Upon receipt of the Proceeds from Pubco, the Company shall issue to Pubco the number of Common Units set forth in the immediately preceding sentence.

(f) Issuance of Class A Common Stock to Settle Convertible Notes.  Pubco shall issue to the holders of the Convertible Notes shares of Class A Common Stock in connection with the automatic conversion of the Convertible Notes and in consideration of the subsequent contribution of the Convertible Notes to the Company by Pubco, the Company shall issue to Pubco of a number of Common Units equal to the number of shares of Class A Common Stock issued by Pubco to the holders of the Convertible Notes, each pursuant to the terms of the Common Unit Subscription Agreement.

2.3 Consent to Transactions.

(a) Each of the parties hereto hereby acknowledges, agrees and consents to all of the Transactions. Each of the parties hereto shall take all reasonable action necessary or appropriate in order to effect, or cause to be effected, to the extent within its control, each of the Transactions and the IPO.

(b) The parties hereto shall deliver to each other, as applicable, prior to or at the Effective Time, each of the Reorganization Documents to which it is a party, together with any other documents and instruments necessary or appropriate to be delivered in connection with the Transactions.

2.4 No Liabilities in Event of Termination; Certain Covenants.

(a) In the event that the IPO is abandoned or, unless the Board, the Company and the Members otherwise agree, the IPO Closing has not occurred by __________, 2019, (a) this Agreement shall automatically terminate and be of no further force or effect except for this Section 2.4 and Sections 4.1, 4.2, 4.3, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11 and 4.12 and (b) there shall be no liability on the part of any of the parties hereto, except that such termination shall not preclude any party from pursuing judicial remedies for damages and/or other relief as a result of the breach by the other parties of any representation, warranty, covenant or agreement contained herein prior to such termination.

(b) In the event that this Agreement is terminated for any reason after the consummation of any Transaction, but prior to the consummation of all of the Transactions, the parties agree, as applicable, to cooperate and work in good faith to execute and deliver such agreements and consents and amend such documents and to effect such transactions or actions as may be necessary to re-establish the rights, preferences and privileges that the parties hereto had prior to the consummation of the Transactions, or any part thereof, including, without limitation, voting any and all securities owned by such party in favor of any amendment to any organizational document and in favor of any transaction or action necessary to re-establish such rights, powers and privileges and causing to be filed all necessary documents with any governmental authority necessary to reestablish such rights, preferences and privileges.

(c) For the avoidance of doubt, each party hereto acknowledges and agrees that until the consummation of the Transactions: (i) the parties hereto shall not receive or lose any voting, governance or similar rights in connection with this Agreement or the Transactions and (ii) the rights of the parties hereto under the Existing Company LLC Agreement shall not be effected.

Article III
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. Each party hereto hereby represents and warrants to all of the other parties hereto as follows:

(a) The execution, delivery and performance by such party of this Agreement and of the applicable Reorganization Documents, to the extent a party thereto, has been or prior to the Effective Time will be duly authorized by all necessary action. If such party is not an individual, such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation;

(b) Such party has or prior to the Effective Time will have the requisite power, authority, legal right and, if such party is an individual, legal capacity, to execute and deliver this Agreement and each of the Reorganization Documents, to the extent a party thereto, and to consummate the transactions contemplated hereby and thereby, as the case may be;

(c) This Agreement and each of the Reorganization Documents to which it is a party has been (or when executed will be) duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing; and

(d) Neither the execution, delivery and performance by such party of this Agreement and the applicable Reorganization Documents, to the extent a party thereto, nor the consummation by such party of the transactions contemplated hereby, nor compliance by such party with the terms and provisions hereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) if such party is not an individual, contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organizational documents of such party, (ii) constitute a violation by such party of any existing requirement of law applicable to such party or any of its properties, rights or assets or (iii) require the consent or approval of any Person, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement.

Article IV
MISCELLANEOUS

4.1 Amendments and Waivers. This Agreement may be modified, amended or waived only with the written approval of Pubco, the Company, and each of the Members; provided, however, that any modification, amendment or waiver that would affect any other party hereto in a manner materially and disproportionately adverse to such party shall be effective against such party so materially and adversely affected only with the prior written consent of such party, such consent not to be unreasonably withheld or delayed. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Section 4.1, nothing in this Section 4.1 shall be deemed to contradict the provisions of Section 2.4 hereof.

4.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

4.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and not received by automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

If to Pubco or the Company addressed to it at:

1095 Broken Sound Parkway, Suite 300

Boca Raton, Florida  33487

Attention:	Aaron LoCascio, Chief Executive Officer
Douglas Fischer, General Counsel
E-mail:	aaron@gnln.com
dfischer@gnln.com

With copies (which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square

New York, New York  10036

Attention:	Jeffrey C. Johnson
Eric M. Hellige
Facsimile:	(212) 326-0806
E-mail:	jjohnson@pryorcashman.com
ehellige@pryorcashman.com

If to a Member, to the address of such Member set forth on the signature page hereto.

4.4 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.5 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Reorganization Documents, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

4.6 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

4.7 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.3 shall be deemed effective service of process on such party.

4.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.10 Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

4.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile, e-mail or .pdf format signature(s).

4.12 Expenses. Unless otherwise provided in the Reorganization Documents, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GREENLANE HOLDINGS, INC.

By:
	Name:	Aaron LoCascio
	Title:	Chief Executive Officer

GREENLANE HOLDINGS, LLC

By:
	Name:	Aaron LoCascio
	Title:	Chief Executive Officer

MEMBERS:

[Name and Address To Come]

[Signature Page to the Reorganization Agreement]

SCHEDULE A

FOUNDER MEMBERS

Name	No. Shares of Class C Common Stock

SCHEDULE B

NON-FOUNDER MEMBERS

Name	No. Shares of Class B Common Stock

EXHIBIT A

Form of Class B Common Stock subscription letter

EXHIBIT B

Form of Class C Common Stock subscription letter

EXHIBIT C

Form of Common Unit Redemption Agreement

EXHIBIT D

Form of Common Unit Subscription Agreement